Form of

Amended and Restated Schedule A

Dated [            ], 2014

to the

Fee Waiver Agreement

Effective as of January 25, 2011

Between

Equinox Funds Trust and Equinox Fund Management, LLC

Fund	Effective Date
Equinox Chesapeake Strategy Fund	April 19, 2012
Equinox Crabel Strategy Fund	April 19, 2012
Equinox Campbell Strategy Fund	March 1, 2013
Equinox BH-DG Fund	December 31, 2013
Equinox Quest Tracker Index Fund	Commencement of Operations
Equinox BlueCrest Systematic Macro Fund	June 17, 2014
Equinox Aspect Core Diversified Strategy Fund	Commencement of Operations

This Schedule A to the Fee Waiver Agreement is effective with respect to each Fund as of the dates set forth above.

EQUINOX FUND MANAGEMENT, LLC

By:

Name:	Robert J. Enck
Title:	President & CEO

EQUINOX FUNDS TRUST, on behalf of each Fund

By:

Name:	Robert J. Enck
Title:	President